Exhibit 10.10

USE AGREEMENT

Certain information in this document, marked by brackets, has been excluded pursuant to Item 601(b)(10)(iv) of Regulation S-K under the Securities Act of 1933, as amended, because it is both (i) not material and (ii) would likely cause competitive harm to the registrant if publicly disclosed.

THIS USE AGREEMENT is made this 28 day of January, 2016 between Air Pegasus Heliport, Inc., a New York corporation whose address is West 30th Street and 12th Avenue, New York, New York ("APH") and Flyblade, Inc., a Delaware Corporation whose address is 499 East 34th Street, New York, New York 10016 ("BLADE," and, together with APH, the "Parties").

WHEREAS, APH operates the West 30th Street Heliport (the "Heliport") pursuant to a permit between it and the New York State Department of Transportation (the "NYDOT"), its successors and assigns, dated March 25, 1996 (the "Permit"). The Hudson River Park Trust (the "HRPT") is the current successor to the NYDOT and therefore the current Permit holder; and

WHEREAS, BLADE acts as agent of duly licensed Federal Aviation Administration ("FAA") and United States Department of Transportation ("DOT") operators whose operations are compliant with all relevant Federal Aviation Regulations ("FAR"); and

WHEREAS, APH and BLADE entered into a Use Agreement, dated April 30, 2015, pursuant to which BLADE placed a trailer at the Heliport for use as passenger lounge (the "First Use Agreement"); and

WHEREAS, BLADE is seeking additional physical space at the Heliport; and

WHEREAS, APH has a trailer on the northernmost end of the Heliport which APH is willing to allow BLADE to renovate and occupy for the purpose of serving as an office for BLADE employees that wish to utilize the Heliport (the "North Trailer") pursuant to the terms and conditions of this Use Agreement (the "Agreement").

NOW, THEREFORE, based on the foregoing premises, and in consideration of the mutual promises set forth herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

1.            Recitals. The above stated Recitals are hereby incorporated by reference and shall be treated as if they were set forth within the body of this Agreement in their entirety.

2.            Term. This Agreement shall be coterminous with APH's Permit and shall be effective as of the date of HRPT's approval as described in Paragraph 11. Notwithstanding the foregoing, BLADE shall have the right to occupy the North Trailer immediately following the execution of this Agreement. BLADE understands that APH's rights under its Permit with HRPT are on a month-to-month basis and that APH has no right to grant BLADE any use or occupancy rights beyond those provided for in the Permit. Accordingly, BLADE agrees that this Agreement shall run coterminously with the term of the Permit, and shall terminate concurrently with the same. Upon termination of this Agreement, BLADE shall, at its own cost and expense, vacate the North Trailer.

3.            Monthly Use Fee. There shall be no monthly use fee for the first [***] of this Agreement. Beginning on the [***] of this Agreement, BLADE shall pay APH a monthly use fee of no more than [***] and shall continue to make such payment on the first day of each month thereafter for so long as this Agreement remains in effect. The Parties acknowledge that the current estimates of BLADE's renovations equal [***]. BLADE is responsible for all internal and external maintenance and repair of the North Trailer. BLADE shall not place any signage on the North Trailer without the prior approval of APH.

4.             [Intentionally Deleted].

5.            Trailer Renovation & Usage. Any and all expenses associated with the renovation of the North Trailer or otherwise associated with the North Trailer shall be the responsibility of BLADE. APH agrees to allow BLADE to tie into existing utility lines and telephone and communication lines at the Heliport in order to ensure access to power and water to the North Trailer. Notwithstanding the provisions contained within this Paragraph 5, the cost of the use of such utilities to provide power and water to the North Trailer is incorporated into the monthly usage fee described in Paragraph 3 above. BLADE will designate a renovated and enclosed area within the North Trailer as a locker room and television lounge for use by APH employees, and additionally APH will have access to BLADE's 12-person conference room accompanied by its audio/visual equipment when not in use by BLADE, such access not to be unreasonably withheld, within the North Trailer. APH may not use the North Trailer for the benefit of anyone, or otherwise grant anyone access to the North Trailer, who is a customer of a BLADE competitor, charter operator, or operator of scheduled or crowdsourced point to point helicopter flights. As set forth in the First Use Agreement, APH will not allow any competitor of BLADE to erect or maintain a quasi-private or branded passenger lounge at the Heliport at any time during the term during which BLADE is not in default of this Agreement.

6.            First Use Agreement. APH and BLADE agree that the terms and conditions of the First Use Agreement remain in full force and effect and nothing contained in this Agreement shall be deemed to alter or amend the First Use Agreement.

7.            Assignment. BLADE shall not have any right to assign this Agreement. APH shall have the right to assign this Agreement. BLADE agrees that it shall not sublease, or grant the right to use, any portion of the North Trailer (including the exterior) to any person or entity, without the prior written approval of APH which APH may grant or refuse to grant, in its sole discretion.

8.           Insurance. BLADE shall maintain a policy or policies of comprehensive general liability insurance with respect to its activities and use of the North Trailer with the premiums thereon fully paid on or before due date, issued by and binding upon an insurance company approved by APH, such insurance to afford minimum protection of not less than Two Million Dollars ($2,000,000.00) combined single limit coverage of bodily injury, property damage or combination thereof. APH shall be listed as an additional insured on BLADE's policy or policies of comprehensive general liability insurance, and BLADE shall provide APH with current Certificates of Insurance evidencing BLADE's compliance with this Paragraph. BLADE shall obtain the agreement of its insurers to notify APH that a policy is due to expire at least (10) days prior to such expiration. APH shall not be required to maintain any insurance regarding the North Trailer.

9.            Default.

(a)            BLADE. BLADE shall be in default if: (i) BLADE fails to pay the monthly use fee when due, and such failure continues for ten (10) days after the due date; or (ii) BLADE defaults in any of its other obligations under this Agreement, and such default continues for fourteen (14) days after BLADE has been notified of such default in writing via certified mail, return receipt requested. Upon BLADE's uncured default, APH may declare this Agreement ended and terminated by giving BLADE written notice of such intention and BLADE shall lose its right to access the North Trailer for the benefit of its employees and customers. APH shall have, in addition to the remedy set forth herein, any other right or remedy available to APH as a result of BLADE' s default.

(b)            APH. APH shall be in default if APH defaults in any of its obligations under this Agreement, and such default continues for fourteen (14) days after APH has been notified of such default in writing. Upon APH's uncured default, BLADE may declare this Agreement ended and terminated. BLADE shall have, in addition to the remedy set forth herein, any other right or remedy available to BLADE as a result of APH's default.

10.            HRPT Approval. APH and BLADE understand that this Agreement may be subject to the approval of the HRPT pursuant to the terms of the Permit.

11.            Right of First Refusal. In the event this Agreement is terminated as a result of the Permit being terminated or revoked and BLADE is not otherwise in default of this Agreement, should APH relocate its business and operate a heliport elsewhere in Manhattan, APH agrees to use its best efforts to work with BLADE to allow, for a lease term of [***], a designated and exclusive office space in any such subsequent heliport location or for Blade to install an alternative facility consistent with the size and configuration of such subsequent heliport within the parameters of all governing permits, leases, and/or regulations. APH shall not enter into discussions or otherwise negotiate with any other FAR Part 135 operator concerning the installation of a quasi-private and/or branded office or passenger lounge at any subsequent APH heliport location for the period of time between the termination of the Permit and April 15 of the same or subsequent year the Permit is terminated, whichever is sooner. If in the event any subsequent APH heliport has facilities for multiple offices or quasi-private and/or branded passenger lounges, APH shall not offer any third party use of any such office or lounge that is substantially similar to BLADE's lounge in size and configuration on terms more favorable than those offered to BLADE, including rates on landing fees, unless such terms are also offered to BLADE upon reasonable prior notice.

12.          Waiver. No waiver of any default of APH or BLADE shall be construed as a waiver of a subsequent breach of the same or similar covenant, term or condition.

13.            Headings. The headings used in this Agreement are for convenience of the parties only and shall not be considered in interpreting the meaning of any provision of this Agreement.

14.            Regulatory Compliance and Safety Considerations. As of the date of this Agreement, BLADE shall comply with all laws, orders, ordinances and other public requirements now or hereafter enacted or adopted pertaining to the Heliport, including without limitation all of APH's rules and regulations and all applicable FAA regulations, thus ensuring the safety and security of the Heliport's staff and patrons and the efficiency of the Heliport' s operations. APH reserves the right to adopt any rule or regulation reasonable necessary to ensure the efficient and safe operation of the Heliport, and may serve notice of the same upon BLADE at any time as necessary in writing. Upon receipt of any such notice BLADE shall have fourteen (14) days to either (i) comply, or (ii) raise issues associated with compliance to APH. APH shall work in good faith with BLADE to resolve any aforementioned issue. APH and BLADE both further agree to comply with all laws, orders, ordinances and other public requirements now or hereafter enacted or adopted affecting the Heliport and/or its operations.

15.            Limitation of Rights. This Agreement shall not be construed to grant BLADE any rights or privileges that APH: (i) is prohibited from granting; or (ii) does not possess pursuant to the Permit.

16.            Governing Law; Jurisdiction. This Agreement shall be governed by and construed under the laws of the State of New York.

17.            Facsimile Signatures. Facsimile signature shall be as binding as original signatures.

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and date first written above.

FLYBLADE, INC.

/s/ Evan Licht
Name: Evan Licht
Title: General Manager

AIR PEGASUS HELIPORT, INC.

/s/ Abigail Trenk
Name:Abigail Trenk
Title: President